Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of The PNC Financial Services Group, Inc. on Form S-8 of our report dated June 26, 2008, appearing in the Annual Report on Form 11-K of The PNC Financial Services Group, Inc. Incentive Savings Plan for the year ended December 31, 2007 and of our report dated June 26, 2008, appearing in the Annual Report on Form 11-K of the PFPC Inc. Retirement Savings Plan (subsequently re-named the PNC Global Investment Servicing Inc. Retirement Savings Plan) for the year ended December 31, 2007. We also hereby consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Milligan & Company, LLC

Milligan & Company, LLC

Philadelphia, Pennsylvania

March 16, 2009